Collective Brands, Inc. Promotes Darrel Pavelka to Executive Vice President,
Global Supply Chain Supporting New Company

TOPEKA, Kan., Sept. 6 /PRNewswire-FirstCall/ — Collective Brands, Inc. (NYSE: PSS) announced today that it has promoted Darrel Pavelka to executive vice president, global supply chain, reporting to Matt Rubel, chief executive officer and president, Collective Brands, Inc.

In this role, Pavelka will oversee all aspects of getting products to market, including product development, sourcing, logistics, merchandise planning, allocation, and inventory management, for approximately 220 million pairs of shoes annually for the entire Collective Brands, Inc. organization, including all branded products for the Payless and Stride Rite business units. Most recently, Pavelka served as senior vice president, global supply chain, Payless ShoeSource. Pavelka starts in his new role effective today.

“Darrel is one of our most seasoned and experienced leaders and his newly expanded role is in direct recognition of his valued contribution in leading our global supply chain for Payless, his 27 years of expertise at Payless and rich understanding of our customers, and the strategic importance of the global supply chain operation to the future success of Collective Brands,” said Matt Rubel. “We look forward to Darrel's leadership as we leverage our supply chain expertise and efficiency — one of our core competencies — throughout the entire Collective Brands enterprise.”

Pavelka joined Payless in 1980 as a Store Manager. Throughout the past 27 years, he has held numerous positions of increasing responsibility and led teams of expertise in key areas for Payless including retail operations, merchandising and supply chain.

Collective Brands, Inc. is a consumer-centric global footwear, accessories and lifestyle brand company, reaching customers through multiple price points and selling channels. Collective Brands, Inc. is the holding company of Payless ShoeSource, Stride Rite and Collective Licensing International. Collective Brands, Inc. trades under the symbol (PSS). Payless ShoeSource is the largest specialty family footwear retailer in the Western Hemisphere. It is dedicated to democratizing fashion and design in footwear and accessories and inspiring fun fashion possibilities for the family at a great value. Stride Rite markets the leading brand of high-quality children's shoes in the United States. Stride Rite also markets products for children and adults under well-known brand names, including Keds, Sperry Top-Sider, Saucony, Tommy Hilfiger Footwear and Robeez. Collective Licensing International is a leading youth lifestyle marketing and global licensing business. Information about, and links for shopping on, each of the Collective Brand's units can be found at http://www.collectivebrands.com